Legend Oil and Gas, Ltd. 10-K

Exhibit 3.5

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

LEGEND OIL AND GAS, LTD.

Pursuant to Section 7-107-1104 of the Colorado Revised Statutes, Legend Oil and Gas, Ltd., a Colorado corporation, does hereby adopt the following Articles of Amendment.

ARTICLE ONE

The name of the corporation is Legend Oil and Gas, Ltd. (the “Corporation”).

ARTICLE TWO

The Articles of Incorporation of the Corporation are hereby amended by increasing the number of authorized shares of the Company’s Common Stock, par value $0.001 per share, from 1,100,000,000 to 5,000,000,000 shares of Common Stock.

ARTICLE THREE

The amendment provided for herein was duly adopted by the Board of Directors and the Shareholders of the Corporation on November 4, 2015, and December 21, 2015, respectively.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer, as of the 21st day of December, 2015.

LEGEND OIL AND GAS, LTD

By:	/s/ Warren S. Binderman
Name: Warren S. Binderman Title: President and CFO